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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                               Three months ended      Nine months ended
                                Oct 2,     Oct 3,      Oct 2,     Oct 3,
                                1999       1998        1999       1998
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
  common shares outstanding   3,681,397   4,922,160   4,455,639   4,921,857

                              _________   _________   _________   _________
Total shares                  3,681,397   4,922,160   4,455,639   4,921,857
                              =========   =========   =========   =========

Net income (000's)           $       21  $      347  $       25  $    1,102
                              =========   =========   =========   =========
Earnings per share           $      .01  $      .07  $      .01  $      .22
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
  common shares outstanding   3,681,397   4,922,160   4,455,639   4,921,857

Common share equivalents
  from assumed exercise of
  options and warrants                0           0          0            0
                              _________   _________   _________   _________
Total shares                  3,681,397   4,922,160   4,455,639   4,921,857
                              =========   =========   =========   =========

Net income (000's)           $       21  $      347  $       25  $    1,102
                              =========   =========   =========   =========
Earnings per share           $      .01  $      .07  $      .01  $      .22
                              =========   =========   =========   =========

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